Exhibit 99.1

Talon International Reports First Quarter 2009 Financial Results

LOS ANGELES, Calif. — May 15, 2009 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the first quarter ended March 31, 2009.

Highlights

•	Sales for the 1st Quarter 2009 totaled $6.5 million, vs. $10.0 million in 2008.

•	Net loss totaled $1.2 million in 2009, vs. $1.8 million in 2008.

Financial Results

Sales for the first quarter of 2009 totaled $6.5 million, a decrease of $3.5 million (or 35%) from 2008. The decrease in sales for the quarter was a direct result of the impact of the economic decline on the apparel industry and the corresponding lower demand for apparel trim products that their suppliers purchase from the Company. For the first quarter of 2009 the Company reported Talon® zipper sales of $3.3 million as compared to $5.6 million for the same period in 2008. Trim product sales for the first quarter of 2009 were $3.2 million, as compared to $4.4 million for the same period in 2008, and Tekfit product sales for the first quarter were $14,000 compared to $8,000 in 2008.

“The severe global economic decline late in 2008 continued its impact on consumer spending well into the first quarter of 2009 and this translated into much lower demand for our zipper and trim products, said Lonnie Schnell, Talon’s CEO. “As consumers restricted their spending at the retail level, the retail brands restricted their buying even more as they sought to liquidate as much inventory at retail as possible.”

The apparel industry is expected to be adversely impacted by this recession for most of 2009, and into early 2010, depending upon the global economic trends. “The effect of this recession on sales of our products will correlate with the overall impact of the retail sales results of our customers,” continued Schnell.

For the first quarter of 2009 a net loss of $1.2 million or ($0.06) per share was reported by the Company, as compared to a net loss of $1.8 million or ($0.09) per share for the first quarter in 2008.

“In response to the economic decline the Company has taken steps to significantly reduce its operating costs, and curtail capital and discretionary spending,” said Schnell. “We have also implemented increased sales incentives and worked to secure preferred supplier status with our core customers.”

Selling expenses for the first quarter of 2009 were $515,000, reflecting a reduction of $204,000 compared to the same period in 2008. General and administrative expenses for the first quarter of 2009 were $2.0 million, as compared to $3.3 million for the first quarter of 2008. The decrease of $1.3 million in general and administrative expenses is partially attributable to $724,000 of severance charges associated with former officers recorded in the first quarter of 2008. The remaining decrease from the first quarter of 2008, approximately $576,000, principally represents reductions in employees and associated costs that were made in late 2008 and early in the first quarter of 2009.

Net interest expense for the first quarter of 2009 was $637,000, as compared to $550,000 for the first quarter of 2008. The increased interest cost in 2009 over 2008 was primarily the result of increased borrowings under the debt facility with CVC California, LLC (formerly Bluefin Capital, LLC).

Conference Call

Talon International will hold a conference call on Monday, May 18, 2009, to discuss its first quarter financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, May 18, 2009
Time: 4:30 pm Eastern (1:30 pm Pacific)
Domestic callers: 1-800-862-9098
International callers: 1-785-424-1051
Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until June 15, 2009. The replay call-in number is 1-800-688-7945 for domestic callers and 1-402-220-1370 for international. Pass code not required.

Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, competition and capital requirements, and the potential for growth in zipper sales and other products. Factors which could cause actual results to differ materially from these forward-looking statements include global economic conditions, pricing pressures and other competitive factors, our ability to reduce costs, and the unanticipated loss of major customers, and the level of acceptance of the company’s products by retailers and consumers,. These and other risks are more fully described in the company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Wal-Mart, J.C. Penney, Abercrombie and Fitch, Juicy Couture, Ralph Lauren, Victoria’s Secret, Target Stores, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic.

Company Contact

Talon International, Inc.
Rayna Long
Tel (818) 444-4128
rlong@talonzippers.com

TALON INTERNATIONAL, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net sales	$6,515,754	$9,985,489
Cost of goods sold	4,531,587	7,227,524
Gross profit	1,984,167	2,757,965

Selling expenses	515,544	719,963
General and administrative expenses	2,003,793	3,348,236
Total operating expenses	2,519,337	4,068,199

Loss from operations	(535,170)	(1,310,234)

Interest expense, net	636,951	549,514
Loss before income taxes	(1,172,121)	(1,859,748)
Provision (benefit) for income taxes	6,407	(21,004)
Net loss	$(1,178,528)	$(1,838,744)

Basic loss per share	$(0.06)	$(0.09)
Diluted loss per share	$(0.06)	$(0.09)

Weighted average number of common shares outstanding:
Basic	20,291,433	20,291,433
Diluted	20,291,433	20,291,433

TALON INTERNATIONAL, INC.
Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,123,027	$2,399,717
Accounts receivable, net	3,825,569	3,856,613
Inventories, net	2,019,580	1,669,149
Prepaid expenses and other current assets	644,075	473,955
Total current assets	7,612,251	8,399,434

Property and equipment, net	2,240,047	2,084,244
Fixed assets held for sale	407,009	407,655
Due from related parties	200,000	200,000
Other intangible assets, net	4,110,751	4,110,751
Other assets	380,564	400,494
Total assets	$14,950,622	$15,602,578

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,886,301	$7,674,768
Accrued legal costs	620,876	383,075
Other accrued expenses	2,117,416	2,292,681
Demand notes payable to related parties	224,037	222,264
Current portion of capital lease obligations	107,692	182,444
Current portion of notes payable	71,037	144,064
Total current liabilities	11,027,359	10,899,296

Capital lease obligations, less current portion	16,601	1,910
Revolver note payable	4,638,988	4,638,988
Term note payable, net of discount	8,407,486	8,067,428
Other long term liabilities	762,907	756,888
Total liabilities	24,853,341	24,364,510

Commitments and contingencies (Note 13)

Stockholders' Equity:
Preferred stock Series A, $0.001 par value; 250,000 shares authorized; no
shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized;
20,291,433 shares issued and outstanding at March 31, 2009 and
at December 31, 2008	20,291	20,291
Additional paid-in capital	54,809,898	54,769,072
Accumulated deficit	(64,829,560)	(63,651,032)
Accumulated other comprehensive income	96,652	99,737
Total stockholders' equity (deficit)	(9,902,719)	(8,761,932)
Total liabilities and stockholders' equity	$14,950,622	$15,602,578